Exhibit 10.3

November 27, 2006

Quantum Corporation
1650 Technology Drive
Suite 800
San Jose, California 95110
Attention:  Jon Gacek
                   Executive Vice President and
                   Chief Financial Officer

Quantum Corporation Senior Secured Credit Facilities

Ladies and Gentlemen:

          This letter is delivered to you in connection with the senior secured credit facilities of Quantum Corporation (the “Borrower”) in an aggregate principal amount of $500,000,000 (the “Credit Facilities”) evidenced by loan documents dated as of August 22, 2006. Reference is also made to that certain Side Letter dated August 18, 2006 (the “Side Letter”).

          KeyBank acknowledges and agrees that, on and after complete execution of the first amendments to the documents for the Credit Facilities dated as of the date hereof, it shall have no further right to require any further “market flex” type modifications or amendments to the Credit Facilities required to facilitate the syndication of the Credit Facilities pursuant to the terms contained in the Side Letter, the Commitment Letter (as defined in the Side Letter), the Fee Letter (as defined in the Side Letter) and term sheets executed by the Borrower in connection with the Credit Facilities.

          If you are in agreement with the foregoing, please sign the letter and return it to KeyBank.

Very truly yours,

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Thomas A. Crandell
Name: Thomas A. Crandell Title: Senior Vice President

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

QUANTUM CORPORATION

By:	/s/ Jon Gacek
Name: Jon Gacek Title: Executive Vice President and Chief Financial Officer